Exhibit 99.1

Jaguar Health Enters Deal with Atlas Sciences to Develop NP-500, a Jaguar Non-Core Plant-based Type II Diabetes Drug Candidate

Jaguar concurrently receives $1.5 million and exclusive 10-year license from purchaser to develop and commercialize NP-500 through sale of NP-500 technology and IP

Deal brings in immediate non-dilutive capital to fund pipeline of plant-based prescription drug candidates of Jaguar’s Napo Pharmaceuticals subsidiary

SAN FRANCISCO, CA / April 16, 2020 / Jaguar Health, Inc. (NASDAQ: JAGX) today announced it has entered into an agreement with Atlas Sciences, LLC to develop NP-500, a non-core Jaguar plant-based Type II diabetes drug candidate which has successfully completed Phase 1 clinical trials. The deal involves the receipt of $1.5 million by Napo Pharmaceuticals, Inc. (Napo), Jaguar’s wholly owned subsidiary, for sale of NP-500’s technology and intellectual property to Atlas Sciences. Concurrently with this sale, Jaguar received an exclusive 10-year license to develop and commercialize NP-500 technology in all territories worldwide except greater China, inclusive of the right to sublicense NP-500 development and commercialization rights.

“We are pleased to enter into this agreement with Atlas Sciences, as it supports our strategy to bring in non-dilutive capital to fund Napo’s plant-based R&D pipeline,” said Lisa Conte, Jaguar’s president and CEO. “While we remain laser focused on maximizing the full potential of our non-opioid prescription product Mytesi® (crofelemer) — which is unrelated to NP-500 and is the only oral plant-based medicine approved by the FDA under botanical guidance — we look forward to potentially forging additional non-dilutive funding partnerships to advance key potential pipeline indications into development, commercialization, and access outside the U.S.”

NP-500 is a plant-based drug product candidate for treatment of type II diabetes and insulin-resistance syndrome in humans. Derived from a plant found in North America, NP-500 is a hormone-sensitive lipase inhibitor that has already completed Phase 1 safety testing in humans and substantial pre-clinical animal testing for Type II diabetes. Its novel mechanism of action has been shown in animal models to increase insulin sensitivity, reduce blood glucose levels, reduce serum free fatty acids and triglycerides, and provide a potential benefit for blood pressure. In traditional medicine, the plant was brewed as a tea and used for the treatment of type II diabetes and various other human illnesses.

“We are delighted to move forward another plant-based therapeutic agent that has been utilized for centuries as part of traditional medicine,” Steven King, PhD, Jaguar’s chief of sustainable supply, ethnobotanical research and intellectual property, commented. “Napo is grateful to indigenous healers for the opportunity to collaborate with them to discover and develop drugs with novel mechanisms of action that can potentially change the standard of care for complicated and chronic diseases.”

According to data from the Centers for Disease Control and Prevention, more than 34 million Americans have diabetes, and approximately 90-95% of these individuals have type II diabetes. Currently, more than 405 million people globally have type II diabetes, and experts project that number will rise to more than 510 million by 2030.1 Using criteria proposed by the National Cholesterol Education Program Adult Treatment Panel III, national survey data suggest insulin resistance syndrome (also called metabolic syndrome and X syndrome) is very common, affecting approximately 24% of U.S. adults aged greater than 20 years.2

Under the terms of the license, Jaguar is obligated to initiate a proof of concept Phase 2 study of NP-500 under an investigational new drug (“IND”) application with the U.S. Food and Drug Administration or an IND-equivalent dossier under appropriate regulatory authorities within six months of April 15, 2020. If Jaguar fails to initiate the study by this date for any reason, including the timely receipt of adequate funding to initiate the study, Jaguar will incur aggregate trial delay fees of $2,265,000 payable monthly over a period of approximately ten months. Atlas Sciences has the right to terminate the license in the event that Jaguar (i) fails to complete the Phase 2 study within five years of April 15, 2020 or (ii) has not timely initiated the Phase 2 study and thereafter fails to make monthly trial delay fee payments.

About Jaguar Health, Inc.

Jaguar Health, Inc. is a commercial stage pharmaceuticals company focused on developing novel, sustainably derived gastrointestinal products on a global basis. Our wholly owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary human gastrointestinal pharmaceuticals for the global marketplace from plants used traditionally in rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy.

For more information about Jaguar, please visit jaguar.health. For more information about Napo, visit napopharma.com.

About Mytesi®

Mytesi (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

See full Prescribing Information at Mytesi.com. Crofelemer, the active ingredient in Mytesi, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding Jaguar’s efforts to forge additional non-dilutive funding partnerships to advance key potential pipeline indications into development, commercialization, and access outside the U.S., the opportunity to discover and develop drugs with novel mechanisms of action that can potentially change the standard of care for complicated and chronic diseases, and Jaguar’s plans to initiate a proof of concept Phase 2 study of NP-500. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

1The already staggering insulin shortage could get worse, Katherine Ellen Foley, Nov. 21, 2018, Quartz Media, Inc.

2Meigs, J.B. Epidemiology of the insulin resistance syndrome. Curr Diab Rep 3, 73—79 (2003)

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

Jaguar Health, Inc.

phodge@jaguar.health

Jaguar-JAGX

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